UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2022

Independence Contract Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36590	37-1653648
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20475 State Highway 249, Suite 300

Houston, TX 77070

(Address of principal executive offices)

(281) 598-1230

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange where registered
Common Stock, $0.01 par value per share	ICD	New York Stock Exchange

Item 7.01 Regulation FD Disclosure.

On January 20, 2022, Independence Contract Drilling, Inc. (the “Company”) published a new investor presentation, which is attached as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference. The presentation includes, without limitation, a fourth quarter 2021 operations and outlook update.

The information furnished pursuant to Item 7.01, including Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, shall not otherwise be subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of these slides is not intended to constitute a representation that such information is required by Regulation FD or that the materials they contain include material information that is not otherwise publicly available.

Item 8.01 Other Events.

On January 20, 2022, Independence Contract Drilling, Inc. provided the following updated financial and operational information relating to the fourth quarter of 2021. Financial information is unaudited and subject to further audit and review procedures consistent with completion of our audited financial statements and filing of our Form 10-K for the year ended December 31, 2021.

●	General
●	COVID-19 (Omicron) Impacts. Minimal operational impacts on operating rigs. Reactivation of 17th rig moved into mid-January 2022 due to delays in readiness of customer drilling location.
●	Rig Relocations. Relocated all rigs previously operating in Eagleford to the Permian resulting in some transitional costs during the quarter.
●	Tight Labor Market. Field pay adjustments accelerated into 2021 and now exceed pre-Covid rates. Increases will be passed through to ICD customers but expect transitory Q1 2022 margin impacts based upon timing of contract adjustments across ICD fleet.
●	Fourth Quarter 2021
●	Operating Rigs. Exited the fourth quarter 2021 with 17 rigs contracted. The 17th rig commenced drilling mid-January 2022.
●	Revenue Days. Expect to report 1,383 revenue days representing 15.03 net rigs operating.
●	Revenue Per Day. Expect to report revenue per day of approximately $19,000 representing an approximate 11% sequential improvement from 3Q 2021.
●	Cost Per Day. Expect to report cost per day of approximately $15,050, representing an approximate 10% sequential increase. Cost per day was impacted during the quarter by acceleration of field pay increases into the quarter, higher repair and maintenance expense, and transition costs associated with relocation of drilling rigs between customers and basins.
●	Cash SG&A Expense. Expect to report cash SG&A expense ranging between approximately $3.8 million and $4.0 million. Sequential increases from 3Q 2021 driven primarily by higher year-end incentive compensation accruals and higher recruiting and onboarding expenses.
●	Adjusted EBITDA. Expect to report Adjusted EBITDA ranging between approximately $1.2 million and $1.4 million for the quarter, representing an approximate 81% to 111% sequential improvement from 3Q 2021.
●	Financial Liquidity. The Company expects to report financial liquidity at December 31, 2021 of approximately $26.1 million, comprised of: cash - $4.1 million; revolver availability - $10.1 million; and accordion availability - $11.9 million. As further disclosed in the Company’s Form 10-Q for the nine months ended September 30, 2021, the Company continues to evaluate alternatives to refinance the Company’s Term Loan Facility, which matures in October 2023, and are in dialogue with its current lenders as well as other third party capital sources in this regard.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Investor Presentation Slides
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Independence Contract Drilling, Inc.

Date: January 20, 2022	By:	/s/ Philip A. Choyce
	Name:	Philip A. Choyce
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary